The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these Notes, and it is not soliciting an offer to buy these Notes in any jurisdiction where the offer or sale is not permitted.
Subject to completion dated June 26, 2017.

PRELIMINARY PRICING SUPPLEMENT No. T1058 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-202913 and 333-180300-03 Dated June 26, 2017

Credit Suisse AG $• Step Down Trigger Autocallable Notes

Linked to the performance of the least performing underlying between the VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF due on or about June 30, 2020

Investment Description

Step Down Trigger Autocallable Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF (each an “Underlying” and together the “Underlyings”). If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes on the immediately following Call Settlement Date and pay you a cash payment per Note equal to the principal amount of your Notes plus the applicable Call Return (the “Call Price”). No further amounts will be owed to you under the Notes after an automatic call. The Call Return applicable to each Call Settlement Date increases based on the Call Return Rate.  If the Notes are not called prior to maturity, a Trigger Event will have occurred, meaning at least one Underlying closed below its Downside Threshold on the Final Valuation Date, and Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level (the “Least Performing Underlying”).  In that case, you will lose a substantial portion and possibly all of your investment. Investing in the Notes involves significant risks. Higher call return rates are generally associated with a greater risk of loss. You will lose some or all of your investment if the Notes are not called. You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates*
☐	Automatically Callable — If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date and no further payments will be made on the Notes. If the Notes are not called, a Trigger Event will have occurred and investors will be exposed to any depreciation of the Least Performing Underlying at maturity.
☐	Downside market risk subject to a Trigger Event — If a Trigger Event occurs, meaning the Final Underlying Level of any Underlying is less than the applicable Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.
Strike Date	June 23, 2017
Trade Date*	June 26, 2017
Settlement Date*	June 29, 2017
Observation Dates**	Annually (beginning after 1 year) (see page 4)
Final Valuation Date**	June 24, 2020
Maturity Date**	June 30, 2020
* Expected. See page 4 for additional details.
** Subject to postponement as set forth in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSE YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.  YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY EXCHANGe.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These preliminary terms relate to Notes linked to the performance of the Least Performing Underlying between the VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlyings	Tickers	Call Return Rate***	Initial Underlying Levels	Downside Thresholds	CUSIP	ISIN
VanEck Vectors® Oil Services ETF	OIH UP <Equity>	13.50% per annum	$24.31	$17.02 (approximately 70% of the Initial Underlying Level)	22549C428	US22549C4289
SPDR® S&P® Oil & Gas Exploration & Production ETF	XOP UP <Equity>		$31.02	$21.71 (approximately 70% of the Initial Underlying Level)

*** If the Notes are called, your Call Return will be based on which potential Call Settlement Date the Notes are called.

Credit Suisse currently estimates the value of each $10.00 principal amount of the Notes on the Trade Date will be between $9.55 and $9.85 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in the accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the least performing index between the VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF	$•	$10.00	$•	$0.15	$•	$9.85

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.15 per $10.00 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the product supplement dated May 4, 2015, the prospectus supplement dated May 4, 2015 and the prospectus dated May 4, 2015, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement No. I dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000095010315003534/dp55815_424b2-psno1.htm

♦	Prospectus supplement and Prospectus dated May 4, 2015: http://www.sec.gov/Archives/edgar/data/1053092/000104746915004333/a2224570z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus, and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

You may revoke your offer to purchase the Notes at any time prior to the time at which we accept such offer on the date the Notes are priced. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability
The Notes may be suitable for you if:
♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may be exposed to any depreciation of the Least Performing Underlying.
♦	You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.
♦	You believe the Closing Level of each Underlying will be equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will not occur, meaning each Underlying will close at or above its respective Downside Threshold on the Final Valuation Date.
♦	You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the applicable Call Return, if any, and you are willing to invest in the Notes based on the Call Return Rate specified on the cover hereof.
♦	You are willing to invest in the Notes based on the Downside Threshold specified on the cover hereof.
♦	You are willing to forgo any dividends paid on the equity securities included in the Underlyings.
♦	You do not seek current income from your investment.
♦	You are willing to invest in Notes that are subject to potential automatic call after one year, and you are otherwise willing to hold such Notes to maturity and accept that there may be little or no secondary market for the Notes.
♦	You understand and accept the risks associated with the Underlyings.
♦	You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

The Notes may not be suitable for you if:
♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.
♦	You seek an investment designed to provide a full return of principal at maturity.
♦	You cannot tolerate a loss of all or a substantial portion of your investment, and you are unwilling to make an investment that may be exposed to any depreciation of the Least Performing Underlying.
♦	You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.
♦	You believe that any one of the Underlyings will close below its respective Initial Underlying Level on one of the first four Observation Dates, or you believe a Trigger Event will occur, meaning the Closing Level of any one of the Underlyings will be below its respective Downside Threshold on the Final Valuation Date.
♦	You seek an investment that participates in the full appreciation in the levels of the Underlyings, and whose return is not limited. You are unwilling to invest in the Notes based on the Call Return Rate specified on the cover hereof.
♦	You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover hereof.
♦	You seek current income from your investment.
♦	You prefer to receive the dividends paid on the equity securities included in the Underlyings.
♦	You are unable or unwilling to hold Notes that are subject to potential automatic call after one year or are otherwise unable or unwilling to hold such Notes to maturity or you seek an investment for which there will be an active secondary market for the Notes.
♦	You do not understand or accept the risks associated with the Underlyings.
♦	You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 7 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “Historical Information” in this pricing supplement.

Indicative Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10.00 per Note
Term(1)	Approximately three years, unless called earlier. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) the Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	The VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF.
Automatic Call Feature	If the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date, Credit Suisse will automatically call the Notes and pay you a cash payment per Note equal to the Call Price for the applicable Observation Date. No further payments will be made on the Notes after an automatic call.
Call Settlement Date	Two business days following the relevant Observation Date, except that the Call Settlement Date for the Final Valuation Date is the Maturity Date. If any Call Settlement Date is not a business day, the Call Price will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day. Each subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”
Call Return	The Call Return increases the longer the Securities are outstanding and is based upon a rate of 13.50% per annum (the “Call Return Rate”).
Call Price	The Call Price equals the principal amount per Note plus the applicable Call Return.
The table below reflects the Call Return Rate of 13.50% per annum. These numbers have been rounded for ease of analysis.
Observation Dates	Call Settlement Dates	Call Return	Call Price (per Note)
July 2, 2018	July 5, 2018	13.50%	$11.35
June 26, 2019	June 28, 2019	27.00%	$12.70
June 24, 2020	June 30, 2020	40.50%	$14.05

Trigger Event

A Trigger Event will occur if the Final Underlying Level of any Underlying is less than its respective Downside Threshold.

In this case, you will not receive the final Call Price and will be fully exposed to any depreciation in the level of the Least Performing Underlying from the Trade Date to the Final Valuation Date.

Payment at Maturity (per Note)

If the Notes are not automatically called, a Trigger Event will have occurred and on the Maturity Date, Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Notes are not called.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Initial Underlying Level	The Closing Level of each Underlying on the Strike Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of the VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF on any trading day will be the closing level of such Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Observation Dates	The first Observation Date will occur on or about July 2, 2018; Observation Dates will occur annually thereafter as listed in the “Observation Dates/Call Settlement Dates” table above. The final Observation Date, June 24, 2020, will be the “Final Valuation Date.” Each is subject to postponement as described in the accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Knock-In Event	Trigger Event
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Strike Date	The Call Return Rate is set, the Initial Underlying Level of each Underlying is observed and the Downside Threshold for each Underlying is determined.

Annually, beginning after 1 year (including the Final Valuation Date)	The Notes will be called if the Closing Level of each Underlying is (i) equal to or greater than its respective Initial Underlying Level on one of the first four Observation Dates or (ii) equal to or greater than its respective Downside Threshold on the Final Valuation Date. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to the Call Price for the applicable Call Settlement Date, which is $10.00 plus the applicable Call Return.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not been called, a Trigger Event will have occurred and Credit Suisse will pay you less than the principal amount of your Notes, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

You will be exposed to the market risk of each Underlying individually and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — If the Notes are not automatically called, a Trigger Event will have occurred and you will receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its respective Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether a Trigger Event will occur, and in the event that there is a Trigger Event, by how much the Final Underlying Level of the Least Performing Underlying will decrease in comparison to its Initial Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	Your potential return on the Notes is limited to the Call Return — If called, the return potential of the Notes is limited to the applicable Call Return regardless of any appreciation of either Underlying. In addition, because the Call Return increases the longer the Notes have been outstanding, the Call Price payable with respect to earlier Observation Dates is less than the Call Price with respect to later Observation Dates. The earlier a Note is called, the lower your return will be. In addition, if called, you may not be able to reinvest in similar securities with similar terms as the Notes due to market conditions at the time of the automatic call. If the Notes are not called, a Trigger Event will have occurred and you will be subject to the decline in the level of the Least Performing Underlying even though you will not participate in any potential appreciation of either Underlying.

♦	No interest payments — The Notes do not pay interest. You may lose some or all of your investment at maturity depending on the performance of the Least Performing Underlying.

♦	The probability that the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold will depend on the volatility of such Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Strike Date, the higher the expectation as of the Strike Date that the Final Underlying Level of such Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Notes. The terms of the Notes are set, in part, based on expectations about the volatility of each Underlying as of the Strike Date. The volatility of each Underlying can change significantly over the term of the Notes. The levels of the Underlyings could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment — The risk that the Notes will not be called, you will not receive the Call Price and you will lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar Notes that are linked to the performance of fewer Underlyings.  With two Underlyings, it is more likely that the Closing Level of any Underlying will be less than its respective Initial Underlying Level on one of the first four Observation Dates or less than its respective Downside Threshold on the Final Valuation Date.  Therefore it is more likely that the Notes will not be called, you will not receive the Call Price and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike securities linked to a basket of Underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the lowest performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	There are risks associated with the Underlyings — Although shares of the Underlyings are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlyings or that there will be liquidity in the trading market. Each Underlying is subject to management risk, which is the risk that an Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to each Underlying's investment strategy or otherwise, its investment advisor may add, delete or substitute the assets held by such Underlying. Any of these actions could adversely affect the price of the shares of each Underlying and consequently the value of the Notes. For additional information on the Underlyings, see “The Underlyings” herein.

♦	The performance and market value of each Underlying, particularly during periods of market volatility, may not correlate to the performance of its Tracked Index — Each Underlying will generally invest in all of the equity securities included in the index tracked by such Underlying (each such index, a “Tracked Index”), but may not fully replicate such Tracked Index. There may be instances where a Underlying’s investment advisor may choose to overweight another stock in such Underlying’s Tracked Index, purchase securities not included in such Underlying’s Tracked Index that such investment advisor believes are appropriate to substitute for a security included in such Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of each Underlying will reflect additional transaction costs and fees that are not included in the calculation of such Underlying’s Tracked Index. Finally, because the shares of each Underlying are traded on a national securities exchange and are subject to market supply and investor demand, the market value of one share of each Underlying may differ from the net asset value per share of such Underlying.

During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of such Underlying and the liquidity of such Underlying may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Underlying. As a result, under these circumstances, the market value of shares of each Underlying may vary substantially from the net asset value per share of such Underlying. For all the foregoing reasons, the performance of each Underlying may not correlate with the performance of its Tracked Index. For additional information on the Underlyings, see “The Underlyings” herein.

♦	The stocks included in each Underlying are concentrated in one particular sector — All of the stocks included in each Underlying are issued by companies in a single sector. As a result, the stocks that will determine the performance of each Underlying are concentrated in a single sector. Although an investment in the securities will not give holders any ownership or other direct interests in the stocks held by the Underlyings, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in companies in a single sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in a broader range of sectors.

♦	Hedging and trading activity — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the Underlyings or instruments related to the Underlyings. We or our affiliates may also trade in the Underlyings or instruments related to the Underlyings from time to time. Any of these hedging or trading activities as of the Strike Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date may be less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Strike Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an automatic call. Because a Trigger Event is determined by observing the Downside Thresholds only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and as agent of the issuer for the offering of the Notes and hedging our obligations under the Notes and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investors expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned shares of the Underlyings or the assets that comprise the Underlyings. The return on your investment is not the same as the total return based on the purchase of shares of the Underlyings or the assets that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to shares of the Underlyings or the assets that comprise the Underlyings.

♦	Anti-dilution protection is limited — The calculation agent will make anti-dilution adjustments for certain events affecting the Underlyings. However, an adjustment will not be required in response to all events that could affect the Underlyings. If an event occurs that does not require the calculation agent to make an adjustment, or if an adjustment is made but such adjustment does not fully reflect the economics of such event, the value of the Notes may be materially and adversely affected. See “Description of the Securities—Adjustments—For a reference fund” in the accompanying product supplement.

♦	The U.S. federal income tax consequences of the securities are not certain — There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of instruments with terms that are substantially the same as those of the securities. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the securities, and the tax treatment described under “Material U.S. Federal Income Tax Considerations” is not binding on the IRS or any court. Thus, the U.S. federal income tax consequences of the securities are not certain.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon automatic call or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.  Numbers in the examples and table below have been rounded for ease of analysis.  The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10.00 principal amount to the $10.00 Price to Public.  You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings. The actual terms are set forth on the cover of this pricing supplement. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10.00
Term:	Approximately three years
Hypothetical Call Return Rate:	13.50% per annum
Observation Dates:	Annually (beginning after 1 year)
Hypothetical Initial Underlying Level:
Underlying A:	$25.00
Underlying B:	$30.00
Hypothetical Downside Threshold:
Underlying A:	$17.50 (70% of the Hypothetical Initial Underlying Level)
Underlying B:	$21.00 (70% of the Hypothetical Initial Underlying Level)

Example 1 — Notes are called on the First Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $30.00 (at or above Initial Underlying Level) Underlying B: $33.00 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $1.35 on Call Settlement Date.

	Total Payment (per $10.00 Note)	$11.35 (13.50% total return)

Because the Closing Level of each Underlying is equal to or greater than its respective Initial Underlying Level on the first Observation Date, the Notes are called on the first Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $11.35 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 13.50% total return on the Notes. You will not receive any further payments on the Notes.

Example 2 — Notes are called on the Second Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $20.00 (below Initial Underlying Level) Underlying B: $24.00 (below Initial Underlying Level)	Notes NOT called
Second Observation Date	Underlying A: $30.00 (at or above Initial Underlying Level) Underlying B: $33.00 (at or above Initial Underlying Level)	Notes called; Issuer pays principal plus Call Return of $2.70 on Call Settlement Date.

	Total Payment (per $10.00 Note)	$12.70 (27.00% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on the first Observation Date, the Notes are not called on the first Observation Date. Because the Closing Level of each

Underlying is equal to or greater than its respective Initial Underlying Level on the second Observation Date, the Notes are called on the second Observation Date, and on the Call Settlement Date Credit Suisse will pay you a total of $12.70 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 27.00% total return on the Notes. You will not receive any further payments on the Notes.

Example 3 — Notes are called on the Final Valuation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $20.00 (below Initial Underlying Level) Underlying B: $24.00 (below Initial Underlying Level)	Notes NOT called
Second Observation Date	Underlying A: $23.00 (below Initial Underlying Level) Underlying B: $31.00 (at or above Initial Underlying Level)	Notes NOT called
Final Valuation Date	Underlying A: $20.00 (at or above Downside Threshold) Underlying B: $33.00 (at or above Downside Threshold)	Notes called; Issuer pays principal plus Call Return of $4.05 on Maturity Date.

	Total Payment (per $10.00 Note)	$14.05 (40.50% total return)

Because the Closing Level of at least one Underlying was less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date, the Notes are not called prior to the Final Valuation Date. Because the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold, the Notes are called on the Final Valuation Date. On the Call Settlement Date (which is the Maturity Date), Credit Suisse will pay you a total of $14.05 per $10.00 principal amount (reflecting your principal amount plus the applicable Call Return). You will have received a 40.50% total return on the Notes.

Example 4 — Notes are NOT called, so a Trigger Event occurs

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: $20.00 (below Initial Underlying Level) Underlying B: $24.00 (below Initial Underlying Level)	Notes NOT called
Second Observation Date	Underlying A: $21.00 (below Initial Underlying Level) Underlying B: $18.00 (below Initial Underlying Level)	Notes NOT called
Final Valuation Date	Underlying A: $20.00 (at or above Downside Threshold) Underlying B: $12.00 (below Downside Threshold)	Notes NOT called; Issuer pays less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying.

	Total Payment (per $10.00 Note)	$4.00 (60.00% loss)

Because the Closing Level of at least one Underlying is less than its respective Initial Underlying Level on each Observation Date prior to the Final Valuation Date and the Final Underlying Level of at least one Underlying is less than its respective Downside Threshold, the Notes are not called and a Trigger Event occurs; thus at maturity, Credit Suisse will pay you a total of $4.00 per $10.00 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying B – Initial Underlying Level of Underlying B

Initial Underlying Level of Underlying B

= −0.60

The Payment at Maturity = principal amount of the Notes × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 – 0.60) = $4

You will have received a total of $4.00 per $10.00 principal amount, a 60.00% total loss on the Notes.

Hypothetical Payment at Maturity

The table below assumes a Downside Threshold of 70% of the Initial Underlying Level of each Underlying and that the Notes are not automatically called. It illustrates, for a $10.00 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the tables and examples below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity
−31.00%	−31.00%	$6.90
−40.00%	−40.00%	$6.00
−50.00%	−50.00%	$5.00
−60.00%	−60.00%	$4.00
−70.00%	−70.00%	$3.00
−80.00%	−80.00%	$2.00
−90.00%	−90.00%	$1.00
−100.00%	−100.00%	$0.00

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Strike Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in the accompanying product supplement.

The Underlyings

The VanEck Vectors® Oil Services ETF

We have derived all information contained herein regarding the VanEck Vectors® Oil Services ETF from publicly available information. Such information reflects the policies of, and is subject to change by, Van Eck Associates Corporation, which maintains and manages the VanEck Vectors® Oil Services ETF and acts as investment advisor to the VanEck Vectors® Oil Services ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the VanEck Vectors® Oil Services ETF.

The VanEck Vectors® Oil Services ETF is an exchange-traded fund that seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the MVIS® US Listed Oil Services 25 Index. The MVIS® US Listed Oil Services 25 Index includes common stocks and depositary receipts of U.S. exchange-listed companies considered to be in the oil services sector because they derive at least 50% of their revenues from oil services to the upstream oil sector, which includes companies engaged primarily in oil equipment, oil services or oil drilling. Prior to May 1, 2016, the VanEck Vectors® Oil Services ETF’s name was the Market Vectors Oil Services ETF.

VanEck Vectors ETF Trust is a registered investment company that consists of numerous separate investment portfolios, including the VanEck Vectors® Oil Services ETF. Information filed by VanEck Vectors ETF Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-123257 and 811-10325. Shares of the VanEck Vectors® Oil Services ETF are listed on the NYSE Arca under ticker symbol “OIH.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.

The SPDR® S&P® Oil & Gas Exploration & Production ETF

We have derived all information contained herein regarding the SPDR® S&P® Oil & Gas Exploration & Production ETF from publicly available information. Such information reflects the policies of, and is subject to change by, SSgA Funds Management, Inc., which maintains and manages the SPDR® S&P® Oil & Gas Exploration & Production ETF, and acts as investment advisor to the SPDR® S&P® Oil & Gas Exploration & Production ETF. We have not conducted any independent review or due diligence of any publicly available information with respect to the SPDR® S&P® Oil & Gas Exploration & Production ETF.

The SPDR® S&P® Oil & Gas Exploration & Production ETF is an exchange-traded fund that seeks investment results that, before fees and expenses, correspond generally to the total return of the S&P Oil & Gas Exploration & Production Select Industry® Index, which measures the performance of the oil and gas exploration and production segment of the S&P® Total Market Index.

The SPDR® Series Trust is a registered investment company that consists of numerous separate investment portfolios, including the SPDR® S&P® Oil & Gas Exploration & Production ETF. Information filed by the SPDR® Series Trust with the SEC under the Securities Exchange Act and the Investment Company Act can be found by reference to its SEC file numbers: 333-57793 and 811-08839. Shares of the SPDR® S&P® Oil & Gas Exploration & Production ETF are listed on the NYSE Arca under ticker symbol “XOP.” Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.

Historical Information

The following graphs set forth the historical performance of the Underlyings based on the Closing Levels of the VanEck Vectors® Oil Services ETF from December 21, 2011 through June 23, 2017 and the Closing Levels of the SPDR® S&P® Oil & Gas Exploration & Production ETF from January 2, 2008 through June 23, 2017. The Closing Level of the VanEck Vectors® Oil Services ETF on June 23, 2017 was $24.31. The purple dotted line on the graph represents the hypothetical Downside Threshold. The Closing Level of the SPDR® S&P® Oil & Gas Exploration & Production ETF on June 23, 2017 was $31.02. The purple dotted line on the graph represents the hypothetical Downside Threshold. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF, see “The Underlyings” herein.

Correlation of the Underlyings

The following graph sets forth the historical performances of the VanEck Vectors® Oil Services ETF and the SPDR® S&P® Oil & Gas Exploration & Production ETF from December 21, 2011 through June 23, 2017, based on the daily Closing Levels of the Underlyings.  For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on December 21, 2011 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on December 21, 2011 and multiplying by 100.00.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are.  The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of the Notes not being called, the Call Price not being paid and of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for the Notes not to be called, the Call Price not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its respective Initial Underlying Level on one of the first four Observation Dates or its respective Downside Threshold on the Final Valuation Date, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation will be reflected in a higher Call Return Rate than would be payable on securities that have a higher degree of correlation.

Material U.S. Federal Income Tax Considerations

The following discussion summarizes material U.S. federal income tax consequences of owning and disposing of the Notes that may be relevant to holders of the Notes that acquire their Notes from us as part of the original issuance of the Notes.  This discussion applies only to holders that hold their Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in Notes or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds the Notes as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of the ownership and disposition of the Notes, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the Notes, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

Characterization of the Notes

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your Notes.  Thus, the characterization of the Notes is not certain.  Our special tax counsel, Orrick, Herrington & Sutcliffe LLP, has advised that the Notes should be treated, for U.S. federal income tax purposes, as prepaid financial contracts, with respect to the Underlyings that are eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the Notes, you agree to treat the Notes for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the Notes as prepaid financial contracts, the balance of this discussion assumes that the Notes will be so treated.

You should be aware that the characterization of the Notes as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described below.  For example, the IRS might assert that securities are debt instruments, which may result in adverse tax consequences.  You should consult your tax advisor regarding the possible tax consequences of characterization of the Notes as debt instruments.  The Notes are not, and we do not expect that the Notes will be, listed on a securities exchange. In the event the Notes are listed on a securities exchange and the IRS seeks to characterize your Notes as options, the Notes would be characterized as Code section 1256 contracts.  In such case, the Notes would be marked-to-market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.  Alternatively, the IRS might assert that the securities constitute a “constructive ownership transaction,” in which case, under Code section 1260, all or a portion of your gain, if any, from the securities would be recharacterized as ordinary income, and you would be required to pay additional tax calculated by reference to interest on the tax on such recharacterized income.  See “Constructive Ownership Transaction Rules” below. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the Notes for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of Notes that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership’s purchase, ownership and disposition of the Notes.

In accordance with the agreed-upon tax treatment described above (and subject to the discussion below under “Constructive Ownership Transaction Rules”), if the security provides for the payment of the redemption amount in cash based on the return of the Underlyings, upon receipt of the redemption amount of the security from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  Such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year at maturity (excluding the look back observation period, if applicable) and short-term capital gain or loss otherwise.  If the security provides for the payment of the redemption amount in physical shares or units of the Underlyings, the U.S. Holder should not recognize any gain or loss with respect to the security (other than with respect to cash received in lieu of fractional shares or units, as described below).  A U.S. Holder should have a tax basis in all physical shares or units received (including for this purpose any fractional shares or units) equal to its tax basis in the security.  A U.S. Holder’s holding period for any physical shares or units received should start on the day after the delivery of the physical shares or units.  A U.S. Holder should generally recognize short-term capital gain or loss with respect to cash received in lieu of fractional shares or units in an amount equal to the difference between the amount of such cash received and the U.S. Holder’s basis in the fractional shares or units, which should be equal to the U.S. Holder’s basis in all of the physical shares or units (including the fractional shares or units), multiplied by a fraction, the numerator of which is the fractional shares or units and the denominator of which is all of the physical shares or units (including fractional shares or units).

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security.  Subject to the discussion below under “Constructive Ownership Transaction Rules,” such gain or loss will be long-term capital gain or loss in the case of a U.S. Holder that has held the security for more than one year (excluding the look back observation period, if applicable) at the time of disposition and short-term capital gain or loss otherwise.

Constructive Ownership Transaction Rules

All or a portion of gain arising from certain “constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income. These rules by their terms may apply to any gain derived from the Notes if the Notes reference an equity interest in a “pass-thru entity” within the meaning of Code section 1260, which generally includes shares in, an exchange traded fund and certain other entities.  If the term of the Notes is one year or greater and the Underlyings include an equity interest in an exchange traded fund, the IRS might assert that the constructive ownership transaction rules of Code section 1260 apply.

If the Notes are treated as a constructive ownership transaction, any gain therefrom that otherwise would be long-term capital gain in excess of the “net underlying long-term capital gain” will be treated as ordinary income, and an interest charge will apply as if such income had accrued for tax purposes at a constant yield over the term of the Notes.  There is a presumption that all of the gain realized that otherwise would have been long-term capital gain is subject to recharacterization as ordinary income and an interest charge, unless the contrary is demonstrated by clear and convincing evidence.  Accordingly, any gain a U.S. Holder realizes from the sale, exchange or redemption of its notes in excess of the amount of long-term capital gain that it can establish that it would have realized had it (1) invested in the Underlyings (rather than the Notes) on the issue date of the Notes, and (2) sold the Underlyings on the date of sale, exchange or redemption of the Notes, could be recharacterized as ordinary income and subject to an interest charge, as described above.

Code section 1260 also provides that the U.S. Department of the Treasury is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey “substantially all of the economic return” with respect to the applicable reference asset, which in the case of the Notes would be all or a portion of the Underlyings.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to notes that are issued before such regulations.  Thus, although we believe that the Notes should not be considered to convey substantially all the economic return with respect to the Underlyings, in the absence of regulations, there can be no assurance that the Notes would not be so considered or that Code section 1260 would not otherwise apply to the Notes.

You should consult with your tax advisor regarding the possible application of the constructive ownership transaction rules to the Notes.

Medicare Tax

Certain U.S. Holders that are individuals, estates, and trusts must pay a 3.8% tax (the “Medicare Tax”) on the lesser of the U.S. Holder’s (1) “net investment income” or “undistributed net investment income” in the case of an estate or trust and (2) the excess of modified adjusted gross income over a certain specified threshold for the taxable year.  “Net investment income” generally includes income from interest, dividends, and net gains from the disposition of property (such as the Notes) unless such income or net gains are derived in the ordinary course of a trade or business (other than a trade or business that is a passive activity with respect to the taxpayer or a trade or business of trading in financial instruments or commodities).  Net investment income may be reduced by allowable deductions properly allocable to such gross income or net gain.  Any interest earned or deemed earned on the Notes and any gain on sale or other taxable disposition of the Notes will be subject to the Medicare Tax.  If you are an individual, estate, or trust, you should consult with your tax advisor regarding application of the Medicare Tax to your income and gains in respect of your investment in the Notes.

Notes Held Through Foreign Entities

Under certain provisions of the “Hiring Incentives to Restore Employment Act,” generally referred to as “FATCA,” and regulations thereunder, a 30% withholding tax is imposed on “withholdable payments” and certain “passthru payments” made to “foreign financial institutions” (as defined in the regulations or an applicable intergovernmental agreement) (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  The term “withholdable payments” generally includes (1) payments of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, and (2) gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  “Passthru payments” means any withholdable payment and any foreign passthru payment.  To avoid becoming subject to the 30% withholding tax on payments to it, a financial institution may be required to report information to the IRS regarding the holders of the Notes.  In the case of holders who (i) fail to provide the relevant information, (ii) are foreign financial institutions who have not agreed to comply with these information reporting requirements, or (iii) hold the Notes directly or indirectly through such non-compliant foreign financial institutions, a payor may be required to withhold on a portion of payments under the Notes.  FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%.  If payments on the Notes are determined to be from sources within the United States, such payments will be treated as withholdable payments for these purposes.

Withholding under FATCA will apply to all withholdable payments and certain passthru payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a U.S.-owned foreign entity and the identity of any substantial U.S. owners of such entity.  If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Subject to the exceptions described below, FATCA’s withholding regime generally will apply to (i) withholdable payments (other than gross proceeds of the type described above and certain payments made with respect to a “preexisting obligation,” as defined in the regulations), (ii) payments of gross proceeds of the type described above with respect to a sale or disposition occurring after December 31, 2018, and (iii) foreign passthru payments made after the later of December 31, 2018, or the date that final regulations defining the term “foreign passthru payment” are published.  Notwithstanding the foregoing, the provisions of FATCA discussed above generally will not apply to (a) with respect to foreign passthru payments, any obligation (other than an instrument that is treated as equity for U.S. tax purposes or that lacks a stated expiration or term) that is issued on or prior to the date that is six months after the date on which final regulations defining foreign passthru payments are published (a “grandfathered obligation”), (b) any obligation that produces withholdable payments solely because the obligation is treated as giving rise to a dividend equivalent pursuant to Code section 871(m) and the regulations thereunder that is outstanding at any point prior to six months after the date on which obligations of its type are first treated as giving rise to dividend equivalents, and (c) any agreement requiring a secured party to make payments with respect to collateral securing one or more grandfathered obligations (even if the collateral is not itself a grandfathered obligation).  Thus, if you hold your Notes through a foreign financial institution or foreign entity, a portion of any of your payments may be subject to 30% withholding.

Information Reporting Regarding Specified Foreign Financial Assets

The Code and regulations thereunder generally require individual U.S. Holders (“specified individuals”) and “specified domestic entities” with an interest in any “specified foreign financial asset” to file an annual report on IRS Form 8938 with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets exceeds $50,000 on the last day of the taxable year or $75,000 at any time during the taxable year.  Certain individuals are permitted to have an interest in a higher aggregate value of such assets before being required to file a report.  Specified foreign financial assets include, with some limited exceptions, any financial account maintained at a foreign financial institution and any debt or equity interest in a foreign financial institution, including a financial institution organized under the laws of a U.S. possession, and any of the following that are held for investment and not held in an account maintained by a financial institution: (1) any stock or security issued by a person other than a U.S. person (including a person organized in a U.S. possession), (2) any financial instrument or contract that has an issuer or counterparty that is other than a U.S. person (including a person organized in a U.S. possession), and (3) any interest in a foreign entity.  Additionally, the regulations provide that specified foreign financial assets include certain retirement and pension accounts and non-retirement savings accounts.

Pursuant to the regulations and subject to certain exceptions, “specified domestic entities” are domestic corporations, domestic partnerships, or certain trusts that are formed or used for the purposes of holding, directly or indirectly, specified foreign financial assets.  Generally, specified domestic entities are certain corporations and partnerships, which are closely held by a specified individual and that meet passive income or passive asset tests, and, with certain exceptions, domestic trusts that have one or more specified individuals or specified domestic entities as a current beneficiary.

Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an IRS Form 8938 under this provision if you are an individual U.S. Holder or a specified domestic entity.  Penalties apply to any failure to file IRS Form 8938.  In the event a U.S. Holder (either a specified individual or specified domestic entity) does not file such form, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before the date which is three years after the date such information is filed.  You should consult your tax advisor as to the possible application to you of this information reporting requirement and the related statute of limitations tolling provision.

Non-U.S. Holders Generally

Except as provided under “Notes Held Through Foreign Entities” and “Substitute Dividend and Dividend Equivalent Payments,” payments made with respect to the Notes to a holder of the securities that is not a U.S. Holder (a “Non-U.S. Holder”) and that has no connection with the United States other than holding its securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the Notes by a Non-U.S. Holder generally will not be subject to U.S.

federal income tax unless (1) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (2) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.  Any effectively connected gains described in clause (1) above realized by a Non-U.S. Holder that is, or is taxable as, a corporation for U.S. federal income tax purposes may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the Notes should refer to the discussion above relating to U.S. Holders.

Substitute Dividend and Dividend Equivalent Payments

The Code and regulations thereunder treat a “dividend equivalent” payment as a dividend from sources within the United States.  Unless reduced by an applicable tax treaty with the United States, such payments generally will be subject to U.S. withholding tax at a rate of 30%.  A “dividend equivalent” payment is defined under the Code as (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” (a “specified NPC”) that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).

Final regulations provide that a dividend equivalent is any payment that references the payment of (i) a dividend from an underlying security pursuant to a securities lending or sale-repurchase transaction, (ii) a dividend from an underlying security pursuant to a specified NPC, (iii) a dividend from an underlying security pursuant to a specified equity-linked instrument (a “specified ELI”), and (iv) any other substantially similar payment.  The regulations provide that a payment includes a dividend equivalent payment whether there is an explicit or implicit reference to a dividend with respect to the underlying security.  An underlying security is any interest in an entity if a payment with respect to that interest could give rise to a U.S. source dividend pursuant to Treasury regulation section 1.861-3. An NPC is a notional principal contract as defined in Treasury regulation section 1.446-3(c).  An equity-linked instrument (“ELI”) is a financial instrument (other than a securities lending or sale-repurchase transaction or an NPC) that references the value of one or more underlying securities, including a futures contract, forward contract, option, debt instrument, or other contractual arrangement.  A “section 871(m) transaction” is any securities lending or sale-repurchase transaction, specified NPC, or specified ELI.

For payments made before January 1, 2017, the regulations provide that a specified NPC is any notional principal contract (“NPC”) if (a) in connection with entering into the contract, any long party to the contract transfers the underlying security to any short party to the contract, (b) in connection with the termination of the contract, any short party to the contract transfers the underlying security to any long party to the contract, (c) the underlying security is not readily tradable on an established securities market, or (d) in connection with entering into the contract, the underlying security is posted as collateral by any short party to the contract with any long party to the contract.  An NPC that is treated as a specified NPC pursuant to the preceding rule will remain a specified NPC on or after January 1, 2017.

Pursuant to Notice 2016-76, for any payment made on or after January 1, 2017 with respect to any transaction issued on or after January 1, 2017, any NPC or ELI that has a delta of one with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively.  For any payment made on or after January 1, 2018 with respect to any transaction issued on or after January 1, 2018, (a) a “simple” NPC or “simple” ELI that has a delta of 0.8 or greater with respect to an underlying security when the NPC or ELI is issued is a specified NPC or specified ELI, respectively, and (b) a “complex” NPC or “complex” ELI that meets a substantial equivalence test with respect to an underlying security at the time of issuance is a specified NPC or specified ELI, respectively.

Certain events could cause previously issued Notes to be deemed to be issued as new Notes for purposes of the effective dates provided in Notice 2016-76. For example, it is possible that the IRS could assert that a reconstitution or rebalancing of the Underlyings is a significant modification of the Notes due to an exercise of discretion with respect to such reconstitution or rebalancing and, therefore, a deemed issuance of the Notes upon the occurrence of such event.  It is also possible that U.S. withholding tax could apply to the Notes under these rules if a Non-U.S. Holder enters, or has entered, into certain other transactions in respect of the underlying equity or the Notes.  A Non-U.S. Holder that enters, or has entered, into other transactions in respect of the Underlying or the Notes should consult its own tax advisor regarding the application of Code section 871(m) to its Notes in the context of its other transactions.

Withholding on payments will be based on actual dividends or, if stated in writing on the issue date of the Notes, on estimated dividends used in pricing the security.  If an adjustment is made for the actual dividends, then the true-up payment (in addition to the estimated dividend) is added to the per-share dividend amount.  If a transaction is a section 871(m) transaction, information regarding the amount of each dividend equivalent, the delta of the potential 871(m) transaction, the amount of any tax withheld and deposited, the estimated dividend amount and any other information necessary to apply the regulations will be provided, communicated, or made available to Non-U.S. Holders in a manner permitted by the applicable regulations.

In accordance with Notice 2016-76, U.S. tax will be withheld on any portion of a payment or deemed payment (including, if appropriate, the payment of the purchase price) that is a dividend equivalent with respect to any security issued (or deemed issued) on or after January 1, 2017 and prior to January 1, 2018 that has a delta of one unless reduced by an applicable tax treaty and a properly executed IRS Form W-8 (or other qualifying documentation) is provided.  Based on the terms of the Notes and representations provided by us as of the applicable pricing date, our counsel is of the opinion that a security (exclusive of any other transactions that may be combined with the security as discussed herein) should not be a “delta-one transaction” within the meaning of Notice 2016-76.  If withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.  These final and temporary regulations are extremely complex.  Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consequences to them of these final and temporary regulations and whether payments or deemed payments on the Notes constitute dividend equivalent payments.

Foreign Investment in U.S. Real Property

A Non-U.S. Holder may be subject to U.S. federal income tax on a disposition of a “U.S. real property interest” as defined in Treasury Regulations section 1.897-1(c) (a “USRPI”).  Any gain on such disposition is treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder and is subject to tax and withholding on the amount realized on the disposition.  A USRPI may consist of a direct interest in U.S. real property or an interest in a United States real property holding corporation (a “USRPHC”) within the meaning of Code section 897.  However, an interest in a USRPHC that does not exceed generally 5% of the corporation’s regularly traded stock is not a USRPI.

Thus, a Non-U.S. Holder who owns directly, indirectly or constructively, shares of any of the Underlyings that are considered to be a USRPI, or other interests having a return based on the appreciation in the value of, or in the gross or net proceeds or profits generated by, such underlying, may be subject to U.S. federal income tax on the sale or exchange of the Notes if such Non-U.S. Holder owns more than generally 5% of the shares of such underlying when considering the shares or interests of such underlying that are directly, indirectly or constructively owned by such Non-U.S. Holder.  Ownership of the Notes may also impact the taxation of such other shares or interests.

We have not, and will not, attempt to ascertain whether the issuer of shares in any underlying is a USRPHC.  It is possible that the issuer of shares in an underlying is a USRPHC, and that the Notes constitute an ownership interest in or an option on a USRPI, with the consequences described above.  It is also possible that the issuer of shares in such underlying is not a USRPHC.  In making its investment decision, a Non-U.S. Holder should be prepared to accept the tax treatment that results from either the Underlyings being treated as a USRPI or from the Underlyings not being a USRPI.

Each Non-U.S. Holder, in connection with acquiring the Notes, is deemed to represent that it does not own, and will not own, more than 5% of the shares of each of the Underlyings that is considered to be a USRPHC, either directly, indirectly or constructively.  We and any withholding agent will rely on the accuracy of this representation.  For purposes of this discussion, any interest other than solely as a creditor within the meaning of Treasury Regulations Section 1.897-1(d) shall be treated as ownership of shares of the Underlyings.

Non-U.S. Holders should consult their own tax advisors on the impact of other shares or interests in the Underlyings, the impact of ownership of the Notes on such other shares or interests, and the consequences of making the representation in the preceding paragraph.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

A security may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the security at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States.  Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.

Potential Changes to the Tax Rules for Financial Instruments

Members of Congress have from time to time proposed legislation relating to financial instruments, including legislation that would require holders to annually mark to market affected financial instruments (potentially including the Notes).  These or other potential changes in law could adversely affect the tax treatment of the Notes and may be applied with retroactive effect.  You are urged to consult your tax advisor regarding how any such potential changes in law could affect you.

In Notice 2008-2, the IRS and the Treasury Department stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the Notes should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.  Additionally, unofficial statements made by IRS officials have indicated that they will soon be addressing the treatment of prepaid forward contracts in proposed regulations.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the Notes to recognize income in respect of the Notes prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the Notes being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the Notes could be subject to U.S. withholding tax in respect of the Notes under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your Notes (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Backup Withholding and Information Reporting

A holder of the Notes (whether a U.S. Holder or a Non-U.S. Holder) may be subject to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.  Backup withholding is not an additional tax.  You can claim a credit against your U.S. federal income tax liability for amounts withheld under the backup withholding rules, and amounts in excess of your liability are refundable if you provide the required information to the IRS in a timely fashion.  A holder of the Notes may also be subject to information reporting to the IRS with respect to certain amounts paid to such holder unless it (1) is a Non-U.S. Holder and provides a properly executed IRS Form W-8 (or other qualifying documentation) or (2) otherwise establishes a basis for exemption.  If such withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor may receive a fee from Credit Suisse or one of our affiliates of up to $0.15 per $10.00 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the Notes more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.